Exhibit 99.4

Non-GAAP Financial Measures Reconciliation

The United States Securities and Exchange Commission requires public companies such as Energen to reconcile Non-GAAP (GAAP refers to generally accepted accounting principles) financial measures to related GAAP measures. After-tax Cash Flow is a Non-GAAP financial measure. Energen believes after-tax cash flow is relevant because it is a measure of cash available to fund the Company's capital expenditures and dividends and to service its debt.

RECONCILIATION TO GAAP INFORMATION

($ in millions)

	Year Ended December 31,
	2005 (a)			2004	2003
Net Income (GAAP)	$164	-	$171	$128	$111
Depreciation, depletion and amortization	134	-	137	121	118
Deferred income taxes, net	52	-	57	67	54
After-tax Cash Flow (Non-GAAP)	$350	-	$365	$316	$283
Changes in assets and liabilities and other adjustments	(21)	-	(25)	(25)	(40)
Net Cash Provided by Operating Activities (GAAP)	$329	-	$340	$291	$243

(a) 2005 estimates are based on public earnings guidance provided by Energen for 2005 and include approximately $1.2 million of net income from an estimated $200 million property acquisition budgeted to take place in the 4th quarter. This estimate is a "forward-looking statement" as defined by the Securities and Exchange Commission. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A discussion of risks and uncertainties, which could affect future results of Energen and its subsidiaries, is included in the Company's periodic reports filed with the Securities and Exchange Commission.